Exhibit 10.22

QUEST DIAGNOSTICS INCORPORATED
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
FOR DIRECTORS

(As amended as of October 31, 2008)

Section 1.	Effective Date

The effective date of the Plan is January 1, 1997.

Section 2.	Eligibility

Any Director of Quest Diagnostics Incorporated (the “Corporation”) who is not an officer or employee of the Corporation or a subsidiary thereof is eligible to participate in the Plan.

Section 3.	Deferred Compensation Accounts

There shall be established for each participant a deferred compensation account or accounts in the participant’s name.

Section 4.	Amount of Deferral

(a) Cash Compensation. A participant may elect to defer receipt, for any calendar year, all or any portion of the cash compensation payable to the participant for serving on the Board of Directors of the Corporation and Committees of the Board of Directors.

(b) Stock Awards. A deferral election may also be made in respect of all or any portion of any Stock Awards (as such term is defined in the Corporation’s Long-Term Incentive Plan for Non-Employee Directors (the “Incentive Plan”)) granted to the participant under the Incentive Plan for serving on the Board of Directors of the Corporation and Committees of the Board of Directors. No deferral may be made with respect to stock options granted under the Incentive Plan.

Section 5.	Notional Investment of Deferred Amounts

(a) General. A participant may designate, in increments of 10%, the cash compensation to be deferred or cash compensation already deferred to be allocated to a cash account and a market value account or any combination of such accounts. Any such designation may be made no later than the 15th day of December of any calendar year to be effective on the January 1 following such notification.

(b) Cash Account. The amount, if any, in the participant’s deferred compensation cash account shall be credited with interest, to be compounded quarterly, calculated for each calendar quarter at a rate equal to the prime rate of Citibank, N.A. in effect on the first date of such calendar quarter.

(c) Market Value Account. The amount, if any, in or allocated to the participant’s deferred compensation market value account on each date compensation would have been paid in accordance with the Corporation’s normal practice but for the election to defer shall be expressed in units, the number of which shall be equal to such amount divided by the closing price of shares of the Corporation’s Common Stock as reported in The Wall Street Journal (hereinafter referred to as “Market Value”) on such date or on the trading day next preceding such date if such date is not a trading day. On each date that the Corporation pays a regular cash dividend on shares of its Common Stock outstanding, the participant’s market value account shall be credited with a number of units equal to the amount of such dividend per share multiplied by the number of units in the participant’s account on such date divided by the Market Value on such dividend date or on the trading day next preceding such date if the dividend payment date is not a trading day. The value of the units in the participant’s market value account on any given date shall be determined by reference to the Market Value on such date. All units in the market value account shall be rounded to the nearest 0.01 of a whole share of the Corporation’s Common Stock.

(d) Re-allocation between Cash Account and Market Value Account. A participant may reallocate the manner (i.e., between the cash account and market value account) in which future cash compensation is to be deferred by notice given no later than 45 days prior to the date that cash compensation would otherwise have been paid. In addition, a participant may re-allocate any balances held in the cash account to the market value account (or any balances held in the market value account to the cash account) as of the last day of a calendar quarter by notice given no later than 45 days prior to the last date of such calendar quarter. In such event, the value of the units in the participant’s market value account shall be determined by reference to the Market Value on the last day of such calendar quarter or on the trading day next preceding such date if such date is not a trading day.

(e) Stock Awards. A participant may designate, in increments of 10%, the Stock Awards to be deferred and credited to the participant’s stock award account. Any such designation must be made no later than the 15th day of December of any calendar year, to be effective with respect to Stock Awards granted in the following calendar year. On each date that the Corporation pays a regular cash dividend on shares of its Common Stock outstanding, the participant’s cash account shall be credited with the amount of such dividend.

(f) Recapitalization. The number of units in the participant’s market value account and the number of Stock Awards in the participant’s stock award account shall be proportionally adjusted for any increase or decrease in the number of issued shares of Common Stock of the Corporation resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by the Corporation, or any distribution or spin-off of assets (other than cash) to the stockholders of the Corporation.

Section 6.	Period of Deferral

A participant may elect to defer receipt of compensation either (a) until a specified year in the future or (b) until the participant’s termination of service as a Director of the Corporation or

(c) on the first to occur of (a) or (b). If alternative (a) is elected, actual payment will be made or will commence on the first business day of the year specified or as soon as practicable thereafter. If alternative (b) is elected, payment will be made or will commence on the first day of the calendar month after the participant terminated services as a Director of the Corporation or as soon thereafter as practicable. If alternative (c) is selected, payment will be made as applicable. Notwithstanding the foregoing, no Stock Awards in the participant’s stock award account shall be distributed until (and in such case as soon as practicable after) the Stock Award has vested in accordance with the terms of the Incentive Plan.

Section 7.	Form of Payment

A participant may elect to receive the cash compensation deferred under the Plan in either (a) a lump sum or (b) a number of annual installments as specified by the participant. All amounts credited to the participant’s cash and market value accounts shall be paid in cash. Cash payments from the participant’s market value account will be determined based on the Market Value on the last trading date preceding the date of payment. All Stock Awards deferred under the Plan shall be paid in Common Stock of the Corporation. In the case of any election to receive Stock Awards in installments, the distributions shall be based on the aggregate number of Stock Awards deferred (as opposed to the Market Value of the Stock Awards as of the date any installment is due).

Section 8.	Death or Disability Prior to Receipt

In the event that a participant dies or becomes totally and permanently disabled (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended) prior to receipt of any or all of the amounts payable to the participant pursuant to the Plan, any amounts remaining in the participant’s deferred compensation account may be paid to his/her estate or personal representative in a lump sum within sixty (60) days (or in the case of Stock Awards, in Common Stock) following the Corporation’s notification of the participant’s death or disability.

Section 9.	Time of Election of Deferral

An election to defer compensation may be made by a person then currently serving as a Director for the next calendar year no later than the 15th day of December preceding such year.

Section 10.	Manner of Electing Deferral

A participant may elect to defer compensation by giving written notice to the Secretary of the Corporation on a form provided by the Corporation, which notice shall include the amount to be deferred, the accounts to which such amounts are to be allocated and the percentage (in increments of 10%) of such amounts to be allocated to each account, the period of deferral, and the form of payment, including the number of installments, if applicable.

Section 11.	Effect of Election

An election to defer compensation shall be irrevocable once the calendar year to which it applies has commenced, and may be revoked or modified only upon demonstration of substantial and prolonged hardship and with the concurrence of the Chairman of the Board of the Corporation. Any election shall, once effective and unless otherwise specified, apply to future calendar years. An election may be revoked or modified with respect to any future calendar year by notifying the Secretary of the Corporation in writing at least fifteen (15) days prior to the commencement of such calendar year.

Section 12.	Participant’s Rights Unsecured

The right of any participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Corporation. No participant shall have any rights of a shareholder of the Corporation in connection with any amounts credited to his accounts under the Plan until actual delivery of shares of Common Stock of the Corporation pursuant to the Plan.

Section 13.	Statement of Accounts

Statements will be sent to each participant within 30 days after the end of each calendar quarter as to the value of the participant’s deferred compensation accounts as of the end of the preceding calendar quarter.

Section 14.	Assignability

No right to receive payments hereunder shall be transferable or assignable by a participant, except by will or by the laws of descent and distribution. The participant may not sell, assign, transfer, pledge or otherwise encumber any interest in the participant’s deferred compensation account and any attempt to do so shall be void against, and shall not be recognized by, the Corporation.

Section 15.	Administration

The Plan shall be administered by the Corporation (the “Administrator”), which shall have the authority to adopt rules and regulations for carrying out the Plan. The Compensation Committee of the Board of Directors of the Corporation shall have the authority to interpret, construe and implement the provisions of the Plan.

Section 16.	Amendment

The Plan may at any time or from time to time be amended, modified or terminated by the Corporation. No amendment, modification or termination shall, without the consent of the participant, adversely affect accruals in such participant’s deferred compensation account.

Section 17.	Section 409A

The Plan is intended and shall be construed to comply with Section 409A, including any amendments or successor provisions to that Section any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance (collectively, “Section 409A”). To the extent a participant would otherwise be entitled to any payment under this Plan and that if paid during the six months beginning on the participant’s termination of service would be subject to the Section 409A additional tax because the participant is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation), the payment will be paid to the participant on the earlier of the six-month anniversary of the participant’s termination of employment or death. For purposes of the Plan, “termination of service” shall mean “separation from service”, within the meaning of Section 409A.

FORM OF ELECTION

QUEST DIAGNOSTICS INCORPORATED

DEFERRED COMPENSATION PLAN FOR DIRECTORS

Secretary

In accordance with the terms of the Deferred Compensation Plan for Directors (the “Plan”), I hereby elect to defer compensation to be earned by me in the future as a Director of Quest Diagnostics Incorporated (the “Corporation”) as indicated below:

1.	CASH AMOUNT TO BE EARNED (check one)

	a)	All cash compensation received as a Director	_______

	b)	A portion of cash compensation received as a Director (Indicate amount)	_______

2.	ACCOUNTS TO WHICH CASH DEFERRED AMOUNTS ARE TO BE ALLOCATED

	a)	Cash account	_______	%

	b)	Market value account	_______	%

		NOTE: Entries must be in multiples of 10% and must total:	100%

3.	STOCK AWARD TO BE GRANTED (check one)

	a)	All Stock Awards received as a Director	_______

	b)	A portion of Stock Awards received as a Director (Indicate amount)	_______	%

4.	PERIOD OF DEFERRAL (complete and check one)

	a)	For the following calendar year	_______

	b)	Beginning January 1, 200_ and until the termination of my services as a Director of the Corporation	_______

5.	DISTRIBUTION ELECTION (complete and check one)

	a)	Specify year in future in which payments should be made or commence	_______

	b)	Upon termination of service as a Director	_______

	c)	The earlier of (a) and (b) above	_______

6.	FORMS OF PAYMENT OF CASH DEFERRED COMPENSATION PLUS INTEREST CREDITED THEREON AND OF DEFERRED STOCK AWARDS (check one)

	a)	In one lump sum	_______

	b)	In annual installments (number of annual installments requested)	_______

I understand that in the event of my death or total and permanent disability prior to receipt of all amounts payable to me pursuant to the Plan, the balance shown in my Deferred Compensation Account may be paid to my estate or to my personal representative in a lump sum (or in the case of Stock Awards, in a single issuance of Common Stock of Quest Diagnostics).

I understand that an election to defer compensation shall be irrevocable once the calendar year to which it applies has commenced, and may be revoked or modified only upon demonstration of substantial and prolonged hardship and with the concurrence of the Chairman of the Board of Quest Diagnostics Incorporated. I further understand that an election may be revoked or modified with respect to any future calendar year(s) by notifying the Secretary of the Corporation in writing at least fifteen (15) days prior to the commencement of such calendar year.

(Date)	(Director)